Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations Contact: Glen Ceremony Chief Financial Officer Travelzoo Inc. +1 (212) 484-4998 ir@travelzoo.com

FOR IMMEDIATE RELEASE
Travelzoo Acquires Asia Pacific Business

NEW YORK/LONDON/HONG KONG, August 26, 2015 -- Travelzoo Inc. (NASDAQ: TZOO) today announced that on August 20, 2015 it acquired the Travelzoo Asia Pacific business (“APAC”), which includes the Travelzoo® businesses in Australia, China, Hong Kong, Japan, Taiwan, and Southeast Asia. This business was independently operated by Azzurro Capital Inc. under a licensing agreement with Travelzoo Inc. The acquisition positions Travelzoo to tap into opportunities arising from the fast-growing number of Chinese outbound travelers and to bring even more travel and lifestyle offers to Travelzoo’s 27 million members around the globe.
Travelzoo Inc. held an option right to acquire APAC at fair market value as determined by a third party valuation expert. Travelzoo Inc. exercised its option right to acquire APAC using available cash and a promissory note of $5.7 million with a maturity date of three years. In 2014, APAC reported approximately $10.8 million in revenue.
Travelzoo Inc.’s board of directors established a special committee (the “Special Committee”), consisting of independent directors to determine whether the acquisition of APAC was advisable, fair and in the best interests of the company's stockholders other than Azzurro Capital Inc., the principal stockholder of Travelzoo Inc. The Special Committee engaged an independent financial advisor to determine the fair market value of APAC to be used as the fair market value option exercise price and to issue a fairness opinion on the transaction. The Special Committee unanimously approved the acquisition of APAC at the fair market value option exercise price with the assistance of its independent legal counsel and independent financial advisor.

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About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 27 million members in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.
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